                                                                                                                         Exhibit 12
                                                                Wyeth
                                        Computation of Ratio of Earnings to Fixed Charges (3)
                                                (In Thousands, except ratio amounts)

                                               Six Months Ended                       Year ended December 31,
                                                                 ------------------------------------------------------------------
                                                June 30, 2002       2001          2000           1999          1998         1997
                                               ----------------  ----------   ------------   ------------   ----------   ----------
Earnings

Income (loss) from continuing operations before
    federal and foreign taxes (2)                 $1,893,897     $2,868,747   ($1,101,040)   ($1,907,299)   $3,089,936   $2,364,753

Add:
  Fixed charges                                      211,766        439,058       324,887        403,694       371,986      513,860

  Minority interests                                  13,117         20,841        26,784         30,301           620        2,421

  Distributed equity income                                0              0             0              0           771            0

  Amortization of capitalized interest                 4,951          2,497         1,917          1,803         1,487        1,057

Less:
  Equity income                                       20,529         70,372        55,991          2,122           473        9,777

  Capitalized interest                                37,482         94,257        43,303         15,375         9,497       12,898
                                                  ----------     ----------   -----------    -----------    ----------   ----------

Total earnings (loss) as defined                  $2,065,720     $3,166,514     ($846,746)   ($1,488,998)   $3,454,830   $2,859,416
                                                  ==========     ==========   ===========    ===========    ==========   ==========

Fixed Charges:

  Interest and amortization of debt expense         $152,456       $301,145      $238,840       $343,271      $322,970     $461,370

  Capitalized interest                                37,482         94,257        43,303         15,375         9,497       12,898

  Interest factor of rental expense (1)               21,828         43,656        42,744         45,048        39,519       39,592
                                                  ----------     ----------   -----------    -----------    ----------   ----------

    Total fixed charges as defined                  $211,766       $439,058      $324,887       $403,694      $371,986     $513,860
                                                  ==========     ==========   ===========    ===========    ==========   ==========

Ratio of earnings to fixed charges (2)                   9.8            7.2           -              -             9.3          5.6


(1)  A 1/3 factor was used to compute the portion of rental expenses deemed representative of the interest factor.

(2)  The results of operations for the twelve months ended December 31, 2001 are adequate to cover fixed charges as defined.
     However, the ratio is negatively affected by the REDUX and PONDIMIN diet drug litigation charge of $950,000 taken in the third quarter of 2001. Excluding the additional charge for the REDUX and PONDIMIN diet drug litigation, the pro forma ratio of earnings to fixed charges would be 9.4 for the twelve months ended December 31, 2001.

     The results of operations for the year ended December 31, 2000 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 2000 is $324,887. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $7,500,000, the gain on sale of Immunex common stock of $2,061,204 and the Warner-Lambert Company termination fee of $1,709,380, the pro forma ratio of earnings to fixed charges would be 8.9 for the year ended December 31,
     2000.

     The results of operations for the year ended December 31, 1999 are inadequate to cover total fixed charges as defined. The coverage deficiency for the year ended December 31, 1999 is $403,694. Excluding the charge for the REDUX and PONDIMIN diet drug litigation of $4,750,000, the pro forma ratio of earnings to fixed charges would be 8.1 for the year ended December 31,
     1999.

(3)  Amounts have been restated to reflect the Cyanamid Agricultural Products business as a discontinued operation.
